Exhibit 99.1

Agenus First Quarter Results and Update

- AGEN1181 (nextgen CTLA-4) +/- balstilimab (anti-PD-1) shows benefit in 70% of patients in Phase 1

- Balstilimab + Zalifrelimab (anti-CTLA-4) achieve 26% response rates in a cohort of 55 patients with advanced cervical cancer

- Two INDs filed for AgenTus cell therapy (Allogeneic iNKTs) for cancer & COVID-19

- Two TIGIT antibodies advancing; IND filings starting in Q4

- Recent organizational streamlining expected to reduce annualized burn by $50M

LEXINGTON, Mass., May 7, 2020 /PRNewswire/ -- Agenus Inc. (NASDAQ: AGEN), an immuno-oncology company with an extensive pipeline of agents designed to activate immune response to cancers provided a corporate update and reported financial results for the first quarter of 2020.

"We accelerated the development of AGEN1181, advanced our plans to file our BLAs and filed two INDs for our allogeneic iNKT cell therapy to treat cancer and COVID-19," said Garo Armen, Ph.D., Chairman and CEO, Agenus. "Our ability to rapidly enroll in our bali and zali trials, in just 2 years, underscores the speed with which we can advance our AGEN1181 +/- bali and our innovative pipeline of products including allogeneic cell therapy programs."

  AGEN1181, reveals clinical benefit1 in >70% of response-evaluable patients
  Early data suggest that AGEN1181 could be a breakthrough in IO treatment:
    Confirmed CR with AGEN1181 (1 mg/kg) in advanced endometrial cancer with a poor prognosis
    Confirmed PR (significant tumor reduction) in advanced endometrial cancer with low-dose AGEN1181 + balstilimab
    Disease stabilization in the majority of response-evaluable patients
    Advisory board endorsed accelerated plans for AGEN1181 development

  Balstilimab & zalifrelimab demonstrate ~26% response rates which are durable in an all-comer, non-biomarker selected population
    Large cohort analysis (n=55) bali + zali demonstrate ~26% response rates (4 CRs, 10 PRs) in refractory cervical cancer
    Responses are durable over 12 months

  Allogeneic iNKTs advancing to clinic for the treatment of cancer and COVID-19
    COVID-19:  iNKTs designed to eliminate COVID-19 virus, dampen harmful inflammation, and promote protection from reinfection (FIM 1H2020)
    CANCER: iNKTs designed to promote anti-tumor immunity in cancer & enable optimal combinations with Agenus checkpoint antibodies

  Potential best and first in class TIGIT programs advancing to IND filing starting in 4Q2020
    Fc enhanced TIGIT antibody (AGEN1327) has outperformed all tested competitor antibodies with superior T cell activation in PD-1 or LAG-3 combos
    TIGIT bispecific (AGEN1777) demonstrated potent tumor killing in a difficult to treat colon cancer model where PD-1 antibodies alone are ineffective

  Key Upcoming Milestones Expected
    BLA filings and pre-commercial activities
    IND filings for (2) TIGIT programs in 4Q2020 & 1H2021
    Ongoing read-outs from lead clinical trials (AGEN1181, Balstilimab, Zalifrelimab)
    Deliver new partnerships
    Reduce annualized burn by $50M to mitigate any pandemic related business risk

First Quarter Financial Results

We ended the first quarter of 2020 with a cash balance of $92.3 million as compared to $61.8 million at December 31, 2019.

For the first quarter ended March 31, 2020, we reported a cash burn from our operations of $32 million. Net loss for the quarter was $45 million or $0.31 per share which included non-cash expenses of $16 million. We generated net income for the same period in 2019 of $17 million or $0.14 per share. In the first quarter of 2019 we recognized revenue of $80 million which included revenue related to the upfront license fee from our transaction with Gilead in addition to non-cash royalties earned. For the same period in 2020 we recorded revenue of $15 million primarily related to non-cash royalties earned.

Select Financial Information
(in thousands, except per share data)
(unaudited)

	March 31, 2020	December 31, 2019

Cash and cash equivalents	$ 92,284	$ 61,808

	Three months ended March 31,
	2020	2019

Revenues, research and development	$ 1,928	$ 70,871
Revenues, non-cash royalty	13,156	8,605
Revenues, other	44	415
Total Revenue	15,128	79,891

Research and development expenses	36,363	40,130
General and administrative expenses	10,613	10,805
Other expense (income)	1,243	(655)
Non-cash interest expense	13,844	9,428
Loss on modification of debt	2,720	-
Non-cash contingent consideration fair value adjustment	(4,384)	2,748
Net (loss) income	$ (45,271)	$ 17,435
Net (loss) income per share attributable to Agenus Inc. common stockholders:
Basic	$ (0.31)	$ 0.14
Diluted	$ (0.31)	$ 0.12

Cash (used in) provided by operations	$ (32,073)	$ 76,587

To access the live call, dial 1-844-492-3727 (U.S.) or 1-412-317-5118 (International) and ask to be joined into the Agenus call. The call will also be webcast and will be accessible from the Company's website at http://investor.agenusbio.com/presentation-webcasts or with this link https://www.webcaster4.com/Webcast/Page/1556/34323.

A replay will be available on the Company's website approximately one hour after the call and will remain available until July 7, 2020.

About Agenus
Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body's immune system to fight cancer. The Company's vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing combination approaches that leverage a broad repertoire of antibody therapeutics, adoptive cell therapies (through its AgenTus Therapeutics subsidiary), and proprietary cancer vaccine platforms. The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support clinical programs. Agenus is headquartered in Lexington, MA. For more information, please visit www.agenusbio.com and our Twitter handle @agenus_bio. Information that may be important to investors will be routinely posted on our website and twitter.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the anticipated regulatory and development timelines, as well as anticipated efficacy of Agenus' TIGIT programs, AGEN1181 and iNKT cell therapies, the expected reduction to annual cash burn and anticipated upcoming corporate milestones. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact:

Agenus Inc.
Jennifer S. Buell, PhD
781-674-4420
Jennifer.Buell@agenusbio.com

1 Clinical benefit includes complete response, partial response, disease stabilization